No. 03-1610
==============================================================================
                                      IN THE
                         UNITED STATES COURT OF APPEALS
                              FOR THE SIXTH CIRCUIT
              --------------------------------------------------

                         SIMON PROPERTY GROUP, INC., and
                       SIMON PROPERTY ACQUISITIONS, INC.,
                              PLAINTIFFS-APPELLEES,

                                       v.

         TAUBMAN CENTERS, INC., A. ALFRED TAUBMAN, ROBERT S. TAUBMAN,
            LISA A. PAYNE, GRAHAM T. ALLISON, PETER KARMANOS, JR.,
           WILLIAM S. TAUBMAN, ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
                            and S. PARKER GILBERT,
                             DEFENDANTS-APPELLANTS.

                ON APPEAL FROM THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

                  ------------------------------------------
                            PROOF BRIEF OF APPELLANTS
                  ------------------------------------------

    Joseph Aviv (P 30014)             I.W. Winsten (P 30528)
    Bruce L. Segal (P 36703)          Raymond W. Henney (P 35860)
    Matthew F. Leitman (P 48999)      Honigman  Miller  Schwartz  and
    Miro Weiner & Kramer              Cohn, LLP
    Suite 100                         2290 First National Building
    38500 Woodward Avenue             Detroit, Michigan 48226-3583
    Bloomfield   Hills,   Michigan    Telephone: (313) 465-7000
    48303-0908
    Telephone: (248) 258-1207
    Facsimile:  (248) 646-4021
                             COUNSEL FOR APPELLANTS

    OF COUNSEL

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019

                             ORAL ARGUMENT REQUESTED

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



                      DISCLOSURE OF CORPORATE AFFILIATIONS
                             AND FINANCIAL INTEREST

      Pursuant to 6th Cir. R. 26.1, Defendant-appellant Taubman Centers, Inc., makes the following disclosure:

      1.  Is  said  party  a  subsidiary  or  affiliate  of  a  publicly   owned
corporation? NO.

If the answer is YES, list below the identity of the parent corporation or affiliate and the relationship between it and the named party:

      2. Is there a publicly owned corporation, not a party to the appeal, that has a financial interest in the outcome? YES.

If the answer is YES, list the identity of such corporation and the nature of the financial interest:

      Westfield America, Inc., a corporation controlled by Westfield America Trust, an Australian real estate company, together with Plaintiffs-appellees, is a joint tender offeror in an attempted takeover of Taubman Centers, Inc., which attempted takeover is the subject of this litigation.







--------------------------------    -----------------------------
(Signature of Counsel)                         (Date)

                                TABLE OF CONTENTS

                                                                       PAGE

Disclosure of Corporate Affiliations......................................i

Table of Authorities.....................................................vi

Statement in Support of Oral Argument....................................xi

Jurisdictional Statement..................................................1

Statement of Issues Presented for Review..................................2

Statement of the Case.....................................................5

     A.  Nature of the Case...............................................5

     B.  Course of Proceedings............................................7

     C.  SPG's Motion for a Preliminary Injunction........................9

     D.  Disposition in the Court Below..................................10

     E.  Stay of Injunction Pending Appeal...............................12

Statement of Facts.......................................................13

     A.  The Taubman UPREIT..............................................13

     B.  SPG's Initial Offer.............................................15

     C.  The Voting Agreements...........................................15

     D.  SPG's Tender Offer..............................................17

     E.  The Bylaw Amendment.............................................18

     F.  Termination of the Voting Agreements............................19

Summary of Argument......................................................20

Argument.................................................................23

     I.  Standard of Review..............................................23

     II. The Alignment of a Group of Shareholders Is Not a "Control Share Acquisition": The District Court Improperly Enjoined
         A. Alfred  Taubman and Other  Members of the Taubman  Family
         from  Voting  Their   Previously-Owned  Stock  Based  on  an
         Erroneous  Interpretation of the Control Share  Acquisitions
         Act............................................................24

         A.  The   Purpose   of   the   Act:   The   Act   Is  an
             Anti-Takeover Law that Gives  Shareholders the Power
             to Respond Collectively to Hostile Raiders.................24

         B.  The Language of the Act: The Act Is Triggered by an
             Acquisition  of Ownership of, or the  Acquisition of
             the Power to  Direct the  Exercise of  Voting  Power
             with  Respect   to,  "Control   Shares";  a Person's
             Previously-Owned  Shares  Are Not  "Control  Shares".......26

         C.  The  Undisputed  Facts:  No  Member  of  the Taubman
             Family  Acquired   Ownership   of, or  Acquired  the
             Power to Direct  the Exercise  of the  Voting  Power
             with   Respect  to,   Any  Other   Family   Member's
             Shares.....................................................30

         D.  The   Error   Below:    The   District   Court   Has
             Misinterpreted  the Act as a Law of Forfeiture  that
             Strips  Shareholders  of the  Right  to  Vote  Their
             Previously-Owned   Shares   Whenever   Two  or  More
             Shareholders  Unite  to  Oppose a  Hostile  Takeover
             Regardless   of   Whether   There   Has   Been   Any
             Acquisition of Voting Power................................33

             1.  The Mere Presence of a Nonbinding  Agreement
                 or  Understanding  Among  Shareholders  with
                 Respect  to  Voting  Their  Previously-Owned
                 Shares Does  Not Trigger the Act; There Must
                 Be  an Actual  Acquisition  by  a  Person of
                 Either  Ownership of, or the Power to Direct
                 the Voting with Respect to, Another's Shares...........35

             2.  The  District Court's Interpretation  of the
                 the Act Is  Contrary  to  the  Basic  Maxims
                 of Statutory Construction..............................39

             3.  The  District Court's  Misinterpretation  of
                 the  Act  Will  Preclude  Shareholders  from
                 Responding Collectively to  Hostile  Raiders
                 and Will Undermine Corporate Democracy.................41

         E.  SPG's Argument that the Act  Incorporates a "Deemer"
             Provision  from the  Regulations  Adopted  Under the
             Williams Act Is Wrong......................................44

         F.  Even if the  Formation of a Group  Could,  in and of
             Itself, Be a Control Share Acquisition,  the Taubman
             Family as a "Group"  Received  Their  Series B Stock
             from  the  Company  in a  Transaction  that  Is  Not
             Within the Act.............................................48

    III. The  District   Court   Improperly   Enjoined  the  Nonparty
         Shareholder-Signatories   of  the  Voting   Agreements  from
         Voting  Their  Shares  After  the  Voting   Agreements  Were
         Terminated.....................................................49

     IV. SPG Has No  Standing  to  Bring  an  Action  for an  Alleged
         Violation of the Control Share Acquisitions Act Because a Hostile Tender Offeror Is Not in the Class of Persons
         Protected By the Act...........................................52

      V. The District Court Improperly Enjoined the Company from Enforcing a Bylaw Intended to Provide a Reasonable Process
         for  Scheduling   Special  Meetings  of  Shareholders;   the
         Amendment  Was Not  Even a  Subject  of SPG's  Motion  for a
         Preliminary Injunction.........................................54

     VI. The   District   Court  Erred  in  Granting  a   Preliminary
         Injunction  Because the Balance of Equities  Weighs in Favor
         of Defendants, Not SPG.........................................58

Conclusion..............................................................59

Certificate of Compliance with Rule 32(a)

Certificate of Service

Designation of Appendix Contents

Addendum:    Relevant Statutes, Official Comments, and
             Unpublished Decision

                 Michigan Control Share Acquisitions Act..............A-1

                 Official Comments to Indiana Control
                 Share Acquisitions Chapter...........................A-10

                 ATLANTIS GROUP, INC. V. ALIZAC PARTNERS,
                 No. 1:90-CV-937, slip op. (W.D. Mich.
                 Dec. 5, 1991) .......................................A-35

                              TABLE OF AUTHORITIES



CASES

ALEMITE MFG. CORP. V. STAFF, 42 F.2d 832 (2d Cir. 1930)..................51

AMP INC. V. ALLIED SIGNAL CORP., 168 F.3d 649 (3d Cir.
   1999).................................................................53

ATLANTIS GROUP, INC. V. ALIZAC PARTNERS, No. 1:90-CV-937,
   slip op. (W.D. Mich. Dec. 5, 1991)................................28, 29

CALVARY HOLDINGS, INC. V. CHANDLER, 948 F.2d 59 (1st Cir.
   1991).................................................................32

CITIZENS FOR PRETRIAL JUSTICE V. GOLDFARB, 327 N.W.2d 910
   (Mich. 1982)..........................................................52

COAL OPERATORS & ASSOCS., INC. V. BABBITT, 291 F.3d 912
   (6th Cir. 2002).......................................................52

CTS CORP. V. DYNAMICS CORP. OF AMERICA, 481 U.S. 69 (1987).......25, 41, 44

DETROIT FIRE FIGHTERS ASS'N V. CITY OF DETROIT, 537
   N.W.2d 436 (Mich. 1995)...............................................52

ECCLESTONE V. INDIALANTIC, INC., 29 N.W.2d 679 (Mich.
   1947).................................................................38

FLEMING V. INTERNATIONAL PIZZA SUPPLY CORP., 676 N.E.2d
   1051 (Ind. 1997)......................................................28

GRANNY GOOSE FOODS, INC. V. TEAMSTERS LOCAL NO. 70, 415
   U.S. 423 (1974).......................................................51

HADIX V. JOHNSON, 182 F.3d 400 (6th Cir. 1999)...........................23

HERITAGE BANK V. REDCOM LAB., INC., 250 F.3d 319 (5th
   Cir. 2001)............................................................55

IN RE MCI TELECOMM. COMPL., 596 N.W.2d 164 (Mich. 1999)..................40

KLAUS V. HI-SHEAR CORP., 528 F.2d 225 (9th Cir. 1975)....................51

MENTOR GRAPHICS CORP. V. QUICKTURN DESIGN SYSTEMS INC.,
   728 A.2d 25 (Del. Ch.), AFF'D ON OTHER GROUNDS,
   QUICKTURN DESIGN SYSTEMS INC. V. SHAPIRO, 721 A.2d 1281
   (Del. 1998)...................................................55, 56, 57

MICHIGAN BELL TEL. CO. V. ENGLER, 257 F.3d 587 (6th Cir.
   2001).................................................................58

NIXON V. KENT COUNTY, 76 F.3d 1381 (6th Cir. 1996).......................23

SEC V. SAVOY INDUS., INC., 587 F.2d  1149 (D.C. Cir. 1978)...............45

SNELLMAN V. RICOH CO., 836 F.2d 528 (Fed. Cir. 1987).....................55

TRYC V. MICHIGAN VETERANS' FACILITY, 545 N.W.2d 642
   (Mich. 1996)..........................................................39

UNITED STATES V. O'HAGAN, 521 U.S. 642 (1997)............................44

YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind.
   2002).................................................29, 37, 38, 39, 48

ZENITH RADIO CORP. V. HAZELTINE RESEARCH, INC., 395 U.S.
   100 (1969)............................................................51


STATUTES

15 U.S.C.ss.78c(a)(9)....................................................40

15 U.S.C.ss.78m(d)...................................................44, 45

15 U.S.C.ss.78m(d)(3)....................................................40

15 U.S.C.ss.78m(e).......................................................44

15 U.S.C.ss.78m(g)(3)....................................................40

15 U.S.C.ss.78n(d)...................................................44, 45

15 U.S.C.ss.78n(e).......................................................45

15 U.S.C.ss.78n(f).......................................................45

28 U.S.C.ss.1292(a)(1)....................................................1

28 U.S.C.ss.1332(a).......................................................1

Ind. Code ss.23-1-17-5....................................................28

Mich. Comp. Laws ss.450.1790-.1799..................................xi, 6

Mich. Comp. Laws ss.14.302(b).............................................39

Mich. Comp. Laws ss.205.256(k)............................................39

Mich. Comp. Laws ss.287.571(j)............................................40

Mich. Comp. Laws ss.328.215(2)............................................40

Mich. Comp. Laws ss.400.272(c)............................................40

Mich. Comp. Laws ss.442.311(h)............................................40

Mich. Comp. Laws ss.442.321(e)............................................40

Mich. Comp. Laws ss.445.2051(b)...........................................40

Mich. Comp. Laws ss.450.1108(2)...........................................40

Mich. Comp. Laws ss.450.1790(2)...........................................25

Mich. Comp. Laws ss.450.1791(1)...................................25, 27, 36

Mich. Comp. Laws ss.450.1791(2)...........................................47

Mich. Comp. Laws ss.450.1791(4)(c)....................................38, 39

Mich. Comp. Laws ss.450.1792(a)...........................................41

Mich. Comp. Laws ss.450.1794..............................................26

Mich. Comp. Laws ss.450.1798..............................................26

Mich. Comp. Laws ss.450.1798(1)...........................................25

Mich. Comp. Laws ss.450.1798(2)(b)........................................40

Mich. Comp. Laws ss.691.1571(k)...........................................40

Mich. Comp. Laws ss.8.3a..................................................40

Official Comments to Ind. Code ss.23-1-42-1 (West 1989)...............27, 28

Official Comments to Ind. Code ss.23-1-42-3 (West 1989)...............38, 41


REGULATIONS

17 C.F.R. 240.13d-3(a)...................................................32

17 C.F.R. 240.13d-4..................................................17, 32

17 C.F.R. 240.13d-5(b)(1)................................................45


RULES

E.D. Mich. LR 7.1(c)(2)..................................................54

Fed. R. Civ. P. 12(b)(6)..................................................8

Fed. R. Civ. P. 65(a)(1).................................................51

Fed. R. Civ. P. 7(b)(1)..................................................54


OTHER AUTHORITIES

MICHIGAN CORPORATION LAW & PRACTICE......................................50

Peter M. Fass et al., REAL ESTATE INVESTMENT TRUSTS
   HANDBOOK (2003 ed. West Group 2002)...................................13

Stephen H. Schulman et al., MICHIGAN CORPORATION LAW &
   PRACTICE (2003).......................................................25

                      STATEMENT IN SUPPORT OF ORAL ARGUMENT

      This case involves an effort by a hostile tender offeror, Plaintiff-appellee Simon Property Group, Inc., to disenfranchise Defendant-appellant A. Alfred Taubman, the founder and largest shareholder of Taubman Centers, Inc., as well as members of his family and nonparty shareholders, to preclude them from voting on matters that will determine the fate of the company that Mr. Taubman founded. The principal issue on appeal involves the statutory interpretation of the Control Share Acquisitions Act, Mich. Comp. Laws ss.ss.450.1790-.1799. The district court interpreted the act IN an unprecedented manner that would strip shareholders of the power to vote their own shares whenever they collectively announce their intent to oppose a hostile tender offer. The outcome of this appeal will significantly impact the rights of the parties, as well as the shareholders of other publicly traded Michigan corporations. Appellants respectfully submit that oral argument will greatly assist the Court in its review of the act, the issues on appeal, and the facts in the record.

                            JURISDICTIONAL STATEMENT

      Subject matter jurisdiction in the district court was founded on diversity of citizenship under 28 U.S.C. ss.1332(a). The matter in controversy exceeds the sum or value of $75,000, exclusive of interest and costs, and Plaintiffs and Defendants are citizens of different States.

      Jurisdiction in this Court is founded on 28 U.S.C. ss.1292(a)(1). This is an appeal from an interlocutory order of the United States District Court for the Eastern District of Michigan, The Honorable Victoria A. Roberts presiding, issued on May 8, 2003, granting Plaintiffs a preliminary injunction.

      Defendants-appellants timely filed their Notice of Appeal on May 9, 2003.

                   STATEMENT OF ISSUES PRESENTED FOR REVIEW

      1. Whether the district court wrongfully enjoined the largest shareholder of Taubman Centers, Inc., A. Alfred Taubman, as well as Mr. Taubman's children and partners, from voting their previously-owned shares of Taubman Centers stock, representing 30.7% of the company's voting power, on the ground that their collective alignment against a hostile takeover was a "control share acquisition" of their previously-owned shares?
      Defendants-appellants say:    Yes.

      2. Whether the district court wrongfully enjoined shareholder-signatories of voting agreements entered into with Robert S. Taubman in November 2002 from voting their own shares of Taubman Centers stock, which represent 2.9% of the company's voting power, despite the fact that these signatories are not parties to this action and despite the fact that the voting agreements were terminated?
      Defendants-appellants say:    Yes.

      3. Whether, even if the district court's interpretation of the Control Share Acquisitions Act were correct, it nevertheless should have rejected Plaintiffs' claims under the act because the members of the Taubman family, as a "group,"
acquired their original-issue shares in 1998 in a transaction that was exempt from the act?
      Defendants-appellants say:    Yes.

      4. Whether the district court should have rejected Plaintiffs' claims under the Control Share Acquisitions Act for lack of standing because Plaintiffs, as hostile tender offerors, are not in the class of persons protected by the act and therefore may not sue to enforce the act?
      Defendants-appellants say:    Yes.

      5. Whether the district court improperly enjoined Taubman Centers from enforcing a bylaw amendment intended to provide an orderly process for scheduling shareholders' meetings where the amendment was never made the subject of Plaintiffs' motion for a preliminary injunction, and where the amendment was adopted by the board of directors, in the proper exercise of its business judgment, to fill a gap in the company's bylaws, which permitted shareholders to call a special meeting, but did not specify that the board would determine the time, place, and record date for the meeting?
      Defendants-appellants say:    Yes.

      6. Whether the district court erred in finding that the balance of harms favored the grant of a preliminary injunction because the injunction would permit Plaintiffs to take over Taubman Centers in a manner that could not be undone if Defendants prevail at trial?
      Defendants-appellants say:    Yes.

                              STATEMENT OF THE CASE

                              A. NATURE OF THE CASE

      This is an appeal of an extraordinary preliminary injunction that disenfranchises shares representing 33.6% of the voting power of Defendant-appellant Taubman Centers, Inc., a Michigan corporation ("Taubman Centers" or the "Company"). The action in the court below is part of an effort by Plaintiffs-appellees, Simon Property Group, Inc., and its acquisition subsidiary, Simon Property Acquisitions, Inc. (collectively, "SPG"), to effect a hostile takeover of Taubman Centers. After SPG's takeover offer was rejected as inadequate by the Company's board of directors (the "Board"), SPG commenced this action in the United States District Court for the Eastern District of Michigan on December 5, 2002. The action, brought against Defendants-appellants, A. Alfred Taubman (the founder of the Company who owns or controls approximately 30% of its voting power), the Company, and the members of the Board, sought to enjoin Mr. Taubman and members of his family from voting to oppose SPG's hostile takeover of Taubman Centers. (SEE, e.g., R.1, Compl. P. 52, J.A. ___.) The case was assigned to The Honorable Victoria A. Roberts.

      The district court granted SPG's motion for a preliminary injunction because the members of the Taubman family, owning or controlling 30.7% of the Company's voting power, publicly announced their collective opposition to SPG's hostile takeover, and because Defendant-appellant Robert S. Taubman, alone, entered into voting agreements with three shareholders owning 2.9% of the Company's voting power, although the voting agreements were terminated long before the district court granted the preliminary injunction. The preliminary injunction rests on an unfounded and unprecedented interpretation of the Control Share Acquisitions Act, Mich. Comp. Laws ss.ss.450.1790-.1799 (the "Control
Share  Acquisitions  Act" or the  "Act")  (Addendum  at A-1 to A-9),  a  statute designed to protect Michigan companies from hostile takeovers. The district court construed this anti-takeover legislation to authorize the disenfranchisement of longstanding shareholders who collectively decide to oppose a hostile tender offer.

      The district court's interpretation of the Act, if allowed to stand, will undermine shareholder democracy well beyond the takeover context. Under the district court's interpretation, if two longstanding shareholders, each owning 11% of a company's voting power, collectively agree to support or oppose any matter of company business, they will lose the right to vote their previously-owned shares, a punitive consequence that the Michigan Legislature never could have intended. The district court's interpretation of the Act will deter shareholders of Michigan corporations from communicating with one another concerning important corporate matters for fear of losing the right to vote their stock.

      Equally unprecedented, the district court also enjoined the Board from enforcing a bylaw amendment intended to provide an orderly process for scheduling special meetings of shareholders by filling in a gap in the Company's existing bylaws. SPG did not even move for this relief.

                            B. COURSE OF PROCEEDINGS

      SPG's complaint focused primarily on certain actions taken by the Board in 1998, four years before SPG ever acquired any share of Company stock. In its principal claim, SPG alleged that the Taubman family members' receipt of shares of voting stock in 1998, representing approximately 30.7% of the voting power of the Company (the "30.7% Shares"), was a "control share acquisition" under the Control Share Acquisitions Act. (SEE Compl., "First Claim For Relief" at P. P. 53-61, J.A. ___.) Under the Act, if the original-issue shares received by Mr. Taubman and the other members of his family were, as SPG alleged, "control shares" acquired in a "control share acquisition," the shares could not be voted without the prior approval of the disinterested shareholders. (SEE ID. P. 43, J.A. ___.)

      In its "Second Claim For Relief," SPG alleged that, when Robert Taubman, in response to SPG's hostile efforts, entered into voting agreements (the "Voting Agreements") with three friends on November 14, 2002, he acquired the power to vote their shares, equal to 2.9% of the Company's voting power (the "2.9% Shares"), in a "control share acquisition." (SEE ID. P. P. 62-71, J.A. ___.) Although

SPG did not join the owners of these shares as party defendants, SPG claimed that the 2.9% Shares could not be voted without the prior approval of the disinterested shareholders. (SEE ID. P. 70, J.A. ___.)

      In the remaining three claims for relief in its complaint, SPG alleged various breaches of fiduciary duty by the Board relating to both the 1998 stock issuance and the Board's 2002 rejection of SPG's hostile offer as inadequate. (SEE ID. P. P. 72-92, J.A. ___.)

      On December 16, 2002, Defendants filed a motion to dismiss SPG's First Claim for Relief under Fed. R. Civ. P. 12(b)(6) because the Control Share Acquisitions Act does not apply to original-issue shares received from a corporation. (R.6, Defs.' Mot to Dismiss, J.A. ___.) In addition to responding to the motion to dismiss, SPG filed, on December 26, 2002, without leave of court, a first amended complaint, adding to its First Claim for Relief a new, alternative claim under the Control Share Acquisitions Act.
(R.19, First Am. Compl.P.P. 67-68, J.A. ___.)

      Now, as well as claiming that the Taubman family had acquired their 30.7% Shares in a "control share acquisition" in 1998, SPG claimed that, in 2002, in response to SPG's tender offer, the members of the Taubman family then formed a "group," with the holders of the 2.9% Shares. SPG further claimed that all of the shares previously held by each member of the Taubman family were acquired by the new "group" in a new "control share acquisition," such that the family members should no longer be permitted to vote their own shares. (SEE ID. P. P. 30-32, 67-68, J.A. ___.) SPG also added allegatioNS challenging an amendment to the Company's bylaws intended to provide an orderly process for calling special meetings of shareholders, adopted by the Board on December 20, 2002. (SEE ID. P.P. 55-56, 84, 86, J.A. ___.)

      On January 22, 2003, the district court issued an Order granting the Defendants' motion to dismiss SPG's claim that the Taubman family's receipt of the 30.7% Shares in 1998 was a control share acquisition. (R.33, Order, J.A. ___.)

                 C. SPG'S  MOTION FOR A  PRELIMINARY  INJUNCTION

      On January 31, 2003, SPG filed a motion for a preliminary injunction. (R.37, SPG Pls.' Mot. for a Prelim. Inj. ("SPG's Mot."), J.A. ___.) SPG based its motion on its new "group" theory and sought to enjoin the members of the Taubman family from voting their shares. (R.35, Mem. of Law in Supp. of SPG Pls.' Mot. for a Prelim. Inj. ("SPG Mem.") at 20-24, J.A. ___.)

      SPG  did  not  request  in  its  motion  or   supporting   memoranda  any
preliminary injunction with respect to the bylaw amendment. (SEE R.37, SPG's Mot at 2, J.A. ___; SPG Mem. at 25, J.A. ___; R.70, Reply Mem. of Law in Supp. of SPG Pls.' Mot. for a Prelim. Inj. ("SPG Reply Mem.") at 15, J.A. ___.) Indeed, in its memoranda, SPG listed and specifically described the "issues presented," none of which made any mention of the bylaw amendment. (See SPG Mem. at viii, J.A. ___; SPG Reply Mem. at x-xi, J.A. ___.)

                        D. DISPOSITION IN THE COURT BELOW

      On May 1, 2003, the district court issued and published on the court's official website an Opinion and Order (the "Order") addressing SPG's motion for a preliminary injunction. (R.87, Order, J.A. ___.) The court dismissed for lack of standing SPG's claims of breach of fiduciary duty based on the Board's actions in 1998. (SEE ID. at 1-2, 41, J.A. ___.) The court also held that SPG had failed to rebut the presumption that the Board had "acted in good faith and in accordance with its fiduciary obligations in rejecting the Simon/Westfield offer in 2003." (ID. at 2, J.A. ___.)

      Nevertheless, the court held that "[t]he 33.6% controlling block of shares obtained by Defendant Robert Taubman via voting agreements constitutes the formation of a group under the Michigan Control Share Acquisitions Act," (SEE ID. at 2, J.A. ___), and the court enjoined the voting of "those shares represented in the voting agreements." (ID. at 42, J.A. ___.) In a footnote to the Order, District Judge Roberts suggested that she did not intend to sterilize the Taubman family members' previously-owned 30.7% Shares, ruling as follows:

           Except as otherwise limited by the requirements of the Michigan Control Shares Acquisitions Act, the parties to the voting agreements are not precluded from voting any other shares that they then or now hold which were not included in the voting agreements.

     THE TAUBMANS ARE, likewise, ENTITLED TO VOTE ANY SHARES THAT THEY HELD PRIOR TO ROBERT TAUBMAN'S VOTING AGREEMENT CONTRACTS or that they have since acquired.

(ID. at 42 n.26, J.A. ___ (emphasis added).)

      The court also enjoined enforcement of the Company's bylaw amendment. Despite SPG's never having moved for any relief as to the bylaw amendment, the court ruled that the Board had "not offered a compelling justification" for the amendment. (ID. at 35, J.A. ___.)

      On May 2, 2003, after substantial publicity and disagreement as to what the court ruled, the court withdrew the Order from the district court's official website. Then, on May 8, 2003, Judge Roberts issued an Amended Opinion and Order (the "Amended Order") that "supercede[d]" her May 1, 2003, Order. (R.89, Am. Order at 1, J.A. ___.) The Amended Order contains a substantially revised discussion with respect to SPG's Control Share Acquisitions Act claim, but it made no substantive changes to the other parts of the initial Order. (SEE Am. Order, J.A. ___.)

      In the Amended Order, the district court concluded that the Taubman family formed a "group" when the family members announced their intention to oppose SPG's tender offer, and that the group then "acquired `control shares' after its formation, empowering the group to direct the exercise of 33.6% of the voting power with respect to issued and outstanding shares." (ID. at 42-43, J.A. ___.)

Judge Roberts ordered that "NONE of the 33.6%" shares of stock held by members of the Taubman family and by the parties to the then-terminated Voting Agreements "can be voted." (ID. at 48, J.A. ___ (emphasis added).) Thus, the court enjoined longstanding shareholders of Taubman Centers from voting their shares in opposition to SPG's hostile takeover or with respect to any other matter subject to a shareholder vote.
(SEE ID., J.A. ___.)

                      E. STAY OF INJUNCTION PENDING APPEAL

      On May 9, 2003, Defendants filed a Notice of Appeal, (SEE R.96, Notice of Appeal, J.A. ___), and moved in the district court for a stay pending appeal. (SEE R.90, Defs.' Mots. to Suspend Inj. Pend. Appeal, J.A. ___.) On May 20, 2003, the district court issued an Order Granting Stay of Preliminary Injunction (the "Stay Order"). (SEE R.101, Stay Order, J.A. ___.) Despite earlier having granted SPG's motion for a preliminary injunction, in granting the stay pending appeal, the district court found that "Defendants have adequately demonstrated that they will suffer irreparable harm which outweighs any potential harm to Simon if a stay is not granted." (ID. at 7, J.A. ___.) Accordingly, the court found that "the balance of harms weigh in favor of Defendants." (ID. at 8, J.A. ___.)

                               STATEMENT OF FACTS

                              A. THE TAUBMAN UPREIT

      Taubman Centers is a publicly traded Michigan corporation that is qualified as a real estate investment trust ("REIT"). It was founded by A. Alfred Taubman to be an investment partner in The Taubman Realty Group Limited Partnership ("TRG"). (SEE R.55, Ex. 2 (Taubman Centers Prospectus dated Nov. 20, 1992 ("1992 Prospectus")) at 2-3, J.A. ___.) Taubman Centers' sole asset is its partnership interest in TRG. TRG, in turn, is an operating partnership that owns 21 shopping centers and engages in a full range of real estate activities, including the acquisition, development, and management of shopping centers. (SEE ID. at 1-2.)1

      Taubman Centers' articles of incorporation include an ownership limit (the "Ownership Limit") that prohibits any person from owning more than 8.23% of the value of Taubman Centers' outstanding capital stock. (SEE R.55, Ex. 9 (Restated Arts. of Incorp. of Taubman Centers ("Articles")), art. III, ss.ss.2(d)(ii)(a)
(p.15), 2(d)(i) (pp. 11, 15), J.A. ___.) The Ownership Limit can only be modified by an amendment to the Articles. (SEE 1992 Prospectus at 80-82, J.A. ___; R.55, Ex. 10



___________
1 TRG and Taubman Centers, together, formed an investment vehicle that has since come to be known as an umbrella partnership real estate investment trust or an "UPREIT." (SEE R.55, Ex. 1 (Peter M. Fass et al., REAL ESTATE INVESTMENT TRUSTS HANDBOOK (2003 ed. West Group 2002)) at 697-98 & n.2, J.A. ___.)

(1996 Proxy Statement) at 19-20, J.A. ___.) This requires a two-thirds' vote of the shareholders. (SEE Articles, art. III, ss.2(b) (p. 2), J.A. ___.)

      In 1998, as part of an overall restructuring of Taubman Centers and TRG, the control and governance of TRG was moved from TRG (where it resided in a committee of its partners) to the Taubman Centers Board. In light of the shift in governance, the Board created a new class of voting stock, the Series B Non-Participating Convertible Preferred Stock (the "Series B Stock"), to be issued to the partners of TRG to ensure that the partners would continue to have a voice in the control and governance of TRG proportionate to their ownership interests in TRG. The Series B Stock was allocated to the TRG partners, including, A. Alfred Taubman and other members of the Taubman family, in equal proportion to their respective partnership interests, enabling them "to vote alongside of the shareholders on matters presented to the shareholders of the Corporation for a vote." (SEE R.56, Ex. 21 (Mins. of Special Joint Meeting of Bd. & Partnership Comm., Aug. 17, 1998 ("1998 Mins.")) at 5, J.A. ___.)2 This "flow-through" voting structure is common among UPREITs. (SEE R.56, Ex. 22 (Dep. of SPG


__________
2 At the same time, Taubman Centers amended its articles of incorporation to mandate that a majority of the Board must be independent of management. (SEE Articles, art. III, ss.2(c)(ii)(h) (p. 10), J.A. ___; 1998 Mins. at 7, J.A.
___.)

director G. William Miller) at 67, J.A. ___; R.56, Ex. 23 (Decl. of James J. Hanks, Jr.) P. P. 6, 7, J.A. ___.)3

                             B. SPG'S INITIAL OFFER

      SPG is the largest retail shopping mall REIT in the United States, with 249 shopping centers. (SEE R.41, SPG 2d Am. Compl. P. 1, J.A. ___.) On October 16, 2002, SPG initiated a proposal to acquire all of the publicly traded stock of Taubman Centers for $17.50 a share. (SEE R.56, 57, Exs. 36, 37 (letters from David Simon to Robert Taubman dated Oct. 16 and 22, 2002), J.A. ___.) On October 28, 2002, after considering the advice of their financial adviser, Goldman Sachs & Co., as to the present and prospective value of the Company, the Board unanimously voted to reject SPG's unsolicited offer. (SEE, E.G., R.57, Ex. 39 (Mins. of Special Meeting of Bd., Oct. 28,
2002) at 3-4, J.A. ___.)

                            C. THE VOTING AGREEMENTS

      On November 14, 2002, Robert S. Taubman, individually, entered into three voting agreements with three friends, Max M. Fisher, John Rakolta, Jr. (and Mr.


__________
3 Thus, A. Alfred Taubman, who holds or controls an approximately 30% partnership interest in TRG (through several entities controlled by him), received (through these same entities) 24,049,838 shares of Series B Stock, equal to approximately 30% of the voting power of the Company. (SEE R.53, Decl. of Gerald R. Poissant P. 3, J.A. ___.)

Rakolta's family members), and Robert C. Larson. (SEE R.57, Ex. 41 (Schedule 13D/A filed Nov. 15, 2002 ("November Schedule 13D/A")), at Item 5, J.A. ___.) Under the Voting Agreements, Robert Taubman, individually, was conferred the power to vote the shares of common stock and Series B Stock owned by Messrs. Fisher, Larson, and Rakolta, roughly 2.9% of the outstanding shares of Taubman Centers. (SEE ID., J.A. ___.) As a result, Robert Taubman had the power to vote just over 5% of the shares of common stock. (SEE ID., J.A. ___.)

      As reported in the November Schedule 13D/A, Robert Taubman entered into the Voting Agreements "for the purposes of preventing an unsolicited takeover of the Company." (ID. at Item 4, J.A. ___.) As also reported, with the 2.9% voting power given to him by the Voting Agreements, Robert Taubman, together with the other members of the Taubman family, controlled 33.6% of the voting stock of the Company. (SEE ID., J.A. ___.)

      Notably, no member of the Taubman family other than Robert Taubman was given the power to vote the 2.9% Shares covered by the Voting Agreements, and no Taubman family member, including Robert Taubman, acquired the power to vote any other family member's shares. (SEE ID. at Item 5; J.A. ___.) Moreover, to ensure that no one could misconstrue the November Schedule 13D/A to suggest that any member of the Taubman family had acquired any voting or other beneficial interest in any other family member's shares, in the Schedule 13D/A, as expressly authorized by SEC Rule 13d-4, 17 C.F.R. 240.13d-4, "[e]ach member of the Taubman Family disclaim[ed] beneficial ownership of any shares . . . held by any other member of the Taubman Family." (November Schedule 13D/A at Item 5, J.A. ___.)

                              D. SPG'S TENDER OFFER

      On December 5, 2002, SPG commenced a tender offer (the "Tender Offer") to buy all of the outstanding shares of common stock of Taubman Centers for $18 per share. (SEE R.57, Ex. 43 (Tender Offer), J.A. ___.) The Tender Offer was subject to a number of conditions, including that the Ownership Limit in the Company's Articles since 1992 be removed. (SEE ID. at 8-12, J.A. ___.)4 The same day, SPG filed the present action to strip the members of the Taubman family of their voting rights so that they could not vote against the removal of the stock ownership limit. (SEE ID. at 10, J.A. ___;
Compl., J.A. ___.)

      On December 10, 2002, the Board met with senior management, legal counsel, and Goldman, Sachs & Co. The Board determined that the tender price was inadequate and that it was not the right time to sell the business. As disclosed


__________
4 On January 15, 2003, SPG brought in as its tender offer partner Westfield America, Inc., a corporation controlled by an Australian real estate company, increased the tender offer price to $20 a share, and extended the expiration date of the Tender Offer. In fact, SPG has extended the expiration date of the Tender Offer on five different occasions. (SEE, E.G., R.95, Ex. A (SPG Schedule 14A Prelim. Proxy Statement dated May 12, 2003) at 2-3, J.A. ___.)

in the SEC Schedule 14D-9 filed by Taubman Centers, the Board considered the advice of Goldman, Sachs & Co. that the offer was inadequate, as well as the Board's belief that a number of the Company's properties are at early stages in their development cycle and that the current stock price does not reflect the value of these assets or their growth potential. (SEE R.57, Ex. 46 (Schedule 14D-9 dated Dec. 11, 2002) at 14-16 (listing 13 reasons for rejection), J.A. ___.)

                             E. THE BYLAW AMENDMENT

      On December 18, 2002, counsel for the Board recommended that the Board adopt an amendment to the Company's bylaws to enable the Board to fairly regulate the process of calling a special meeting if the requisite 25% of the shareholders requested a meeting. (SEE R.90, Br. in Supp. of Defs.' Mot. to Suspend Inj. Pend. Appeal, Ex. A (Mem. to Bd. from Counsel dated Dec. 18,
2002) at 2-3, J.A. ___.) Prior to the amendment, the bylaws were incomplete in that they permitted shareholders holding 25% of the voting power to call a special meeting, but did not specify who would determine the time, place, and record date for the meeting. (SEE Supp. R. ___, letter from Bruce L. Segal to clerk dated May 1, 2003, with marked copy of Restated Bylaws,ss.1.03, J.A. ___.)5 Under the


__________
5 This marked copy of the bylaws was furnished to the court on May 1, 2003, two months after the close of briefing, five weeks after oral argument, and the same day as the district court's initial opinion, when Judge Roberts's clerk asked defense counsel to fax to chambers a copy of the bylaw amendment.

proposed bylaw, if the requisite number of shareholders (unchanged from the old bylaw) request a special meeting, the Board must, within 10 days from the receipt and verification of the request, fix a record date and set a meeting date not sooner than 30 nor later than 90 days afterward. (SEE ID., J.A. ___.)

      On December 20, 2002, the Board met to consider the proposed amendment. The Board reviewed counsel's memorandum and received the further advice of counsel that (i) the amendment was "intended only to create an orderly Board controlled process for holding a shareholder meeting," (ii) the amendment was "not intended to inhibit the shareholder voting process or the ability for the shareholders to request that a meeting be called," and (iii) the "provisions are quite common and are the usual mechanics for publicly held companies with respect to the holding of meetings." (R.90, Ex. B (Mins. of Meeting of Bd., Dec. 20, 2002) at 2-3, J.A. ___.) Following discussion, the Board adopted the proposed bylaw amendment. (SEE ID. at 3, J.A. ___.)

                    F. TERMINATION OF THE VOTING AGREEMENTS

      On January 28, 2003, Robert Taubman and the other signatories to the Voting Agreements terminated them. As of that date, the Voting Agreements were no longer in force or effect, and Robert Taubman no longer has any right, agreement, arrangement, or understanding to vote or direct the voting of anyone's shares other than his own. (SEE R.57, Ex. 42 (Schedule 13D/A filed Jan. 28, 2003 ("January Schedule 13 D/A"), at Item 4, J.A. ___.)

      In reporting the termination of the Voting Agreements, the members of the Taubman family reiterated that none of them ever owned or had the right to vote any other family member's shares:

     Neither in connection with the Voting Agreements nor at any time since the Series B Preferred shares were issued in 1998 has any member of the Taubman Family ever acquired or possessed the authority to vote any of the other members' shares. Moreover, neither in connection with the Voting Agreements nor in any other connection since 1998 did any member of the Taubman Family acquire any interest in or power over the Series B Preferred shares or Common Stock owned by any other member of the Taubman Family and there has been no change in any of the relationships between or among the members of the Taubman Family with respect to either the Series B Preferred shares or the Common Stock since the Series B Preferred shares were issued in 1998.

(ID., J.A. ___.)

                               SUMMARY OF ARGUMENT

ISSUE 1

      The Control Share Acquisitions Act does not strip existing shareholders of the right to vote their previously-owned shares when they collectively voice their position on a corporate matter, such as a proposed takeover. The Act only applies to shares over which an acquiring person has acquired the actual power in fact to direct the vote. Here, no member of the Taubman family has ever acquired the power to direct the voting of any other family member's shares. The district court erred in enjoining the members of the Taubman family from voting their own individual, previously-owned shares (the 30.7% Shares) merely because they jointly announced their opposition to the SPG hostile takeover and because Robert S. Taubman alone entered into voting agreements with nonparty, nonfamily shareholders, giving him alone the power to vote the 2.9% Shares.


ISSUE 2

      When an existing shareholder regains the power to vote his own shares in his unfettered discretion, these shares cease to be "control shares" subject to the Act. Here, the unrefuted evidence shows that, after the voting agreements were terminated, no one other than the nonparty owners of the 2.9% Shares had the power to direct the voting of these shares. Accordingly, the district court should not have enjoined the voting of these shares. Moreover, SPG did not name the owners of the 2.9% Shares as party-defendants or give them notice of the motion for a preliminary injunction. Therefore, the district court never gained jurisdiction over these shareholders and had no power to enjoin them from voting their own shares.

ISSUE 3

      Even if the district court were correct that the mere formation of a "group" may trigger the Act, it is undisputed that the Taubman family, as a "group," received their shares (the 30.7% Shares) from the Company in 1998. Because the acquisition of original-issue shares is not a "control share acquisition" under the Act, the district court should not have enjoined the voting of the 30.7% Shares.

ISSUE 4

      The Act is an anti-takeover law intended to protect shareholders from hostile raiders such as SPG. SPG is not in the class of plaintiffs that the Act was intended to benefit, and therefore it has no standing to sue under the Act.


ISSUE 5

      A party is not entitled to injunctive relief that it never requested in its motion for a preliminary injunction or supporting memoranda. Here, SPG did not move for any relief with respect to the bylaw amendment or even refer to the bylaw in its "issues presented." Moreover, the bylaw amendment was adopted by the Board to fill a gap in the Company's existing bylaws, which permitted shareholders to call a special meeting, but did not specify that the Board would determine the time, place, and record date for the meeting. The amendment is consistent with the bylaws of other publicly-traded companies and has been approved by the Chancery Court of Delaware, even when adopted in the midst of a takeover contest. Accordingly, the district court should not have enjoined Taubman Centers from implementing its bylaw amendment.

ISSUE 6


      The preliminary injunction destroys, rather than preserves, the status quo pending a trial on the merits because it would permit SPG to take over the Company in a manner that could not be undone if Defendants prevail at trial. The district court explicitly recognized this when it granted Defendants' motion to suspend the injunction pending appeal on the ground, among others, that "Defendants have adequately demonstrated that they will suffer irreparable harm which outweighs any potential harm to Simon if a stay is not granted." (Am. Order at 7, J.A. ___.)

                                   ARGUMENT

                                       I.

                               STANDARD OF REVIEW

      This Court "review[s] the decisions of the district court concerning questions of statutory interpretation de novo." NIXON V. KENT COUNTY, 76 F.3d 1381, 1386 (6th Cir. 1996). "`In determining whether the district court abused its discretion [in granting a preliminary injunction], we review the district court's findings of fact for clear error and its legal conclusions DE NOVO.'" HADIX V. JOHNSON, 182 F.3d 400, 404 (6th Cir. 1999) (citation omitted).

                                       II.

           THE ALIGNMENT OF A GROUP OF SHAREHOLDERS IS NOT A "CONTROL SHARE ACQUISITION": THE DISTRICT COURT IMPROPERLY ENJOINED A. ALFRED TAUBMAN AND OTHER MEMBERS OF THE TAUBMAN FAMILY FROM VOTING THEIR PREVIOUSLY-OWNED STOCK BASED ON AN ERRONEOUS INTERPRETATION OF THE CONTROL SHARE ACQUISITIONS ACT

      The district court has interpreted the Control Share Acquisitions Act as a law of forfeiture that strips the right of shareholders to vote their previously-owned stock any time they collectively decide to oppose or support a tender offer or any other corporate action. This result is both antithetical to the intent of the Act and unsupportable by the language of the Act. Indeed, the court's interpretation of the Act discriminates against people who unite as a group to oppose a hostile takeover and, in a twist of logic, results in the forfeiture of votes of the very people the Act is intended to protect.


               A. THE PURPOSE OF THE ACT: THE ACT IS AN  ANTI-TAKEOVER
                  LAW THAT GIVES SHAREHOLDERS THE POWER TO RESPOND COLLECTIVELY TO HOSTILE RAIDERS

      The Act is an anti-takeover law that regulates the voting rights of persons who acquire "control shares" in Michigan companies. In essence, when a person acquires either shares or the power to direct the voting of shares in a Michigan corporation, if the newly-acquired voting power, when added to the voting power previously held by that person, would give that person voting power exceeding any of three statutory thresholds, the newly-acquired "control shares" will have no right to vote without the approval of the disinterested shareholders. SEE Mich. Comp. Laws ss.ss.450.1790(2), .1791(1), .1798(1). Thus, the Act places substantial hurdles in the way of hostile raiders who seek to acquire control of a Michigan corporation. SEE Stephen H. Schulman et al., MICHIGAN CORPORATION LAW & PRACTICE 295 (2003).

      The "control share" approach to anti-takeover regulation was pioneered by the State of Indiana, SEE CTS CORP. V. DYNAMICS CORP. OF AMERICA, 481 U.S. 69
(1987) (upholding constitutionality of Indiana control share acquisitions act), and Indiana's control share acquisitions statute served as the model for the Michigan act. SEE Schulman, SUPRA, at 295. The purpose of the control share acquisitions statute is to protect EXISTING shareholders from the coercive effect of hostile takeovers. CTS CORP., 481 U.S. at 83. It does this by allowing shareholders to "evaluate the fairness of the offer collectively." ID. at 84.

      As the Supreme Court explained, "The principal result of the Act is to grant shareholders the power to DELIBERATE COLLECTIVELY about the merits of tender offers." ID. at 82 n.7 (emphasis added). Thus, the control share acquisitions law "afford[s] shareholders, when a takeover offer is made, an opportunity to decide collectively whether the resulting change in voting control of the corporation, as they perceive it, would be desirable." ID. at 91-92.

          B. THE LANGUAGE OF THE ACT: THE ACT IS TRIGGERED BY AN ACQUISITION OF OWNERSHIP OF, OR THE ACQUISITION OF THE POWER TO DIRECT THE EXERCISE OF VOTING POWER WITH RESPECT TO, "CONTROL SHARES"; A PERSON'S PREVIOUSLY-OWNED SHARES ARE NOT "CONTROL SHARES"

     Under the Act, "control shares" acquired in a "control share acquisition" only have voting rights if authorized by the remaining shareholders. SEE Mich. Comp. Lawsss.ss.450.1794, .1798. "Control shares" means shares that have voting power that,

      WHEN ADDED TO ALL OTHER SHARES . . . OWNED BY A PERSON OR IN RESPECT TO WHICH THAT PERSON MAY EXERCISE OR DIRECT THE EXERCISE OF VOTING POWER, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power . . . within any of the following ranges of voting power:

           (a) 1/5 or more but less than 1/3 of all voting power.

           (b) 1/3 or more but less than a majority of all voting power.

           (c) A majority of all voting power.

ID. ss.450.1790(2) (emphasis added).

      Thus, the shares previously held by a person, or by a group of people who decide to act together, establishes the base level from which to determine whether newly acquired shares are "control shares." If the newly-acquired shares, when added to the base level, fall within one of the three ranges, the newly-acquired shares are "control shares," and they will be subject to the Act if they were acquired in a "control share acquisition."

      A "control share acquisition," in turn, means

      the ACQUISITION, directly or indirectly, by any person of OWNERSHIP OF, OR THE POWER TO DIRECT THE EXERCISE OF VOTING POWER WITH RESPECT TO, issued and outstanding control shares.

ID. ss.450.1791(1) (emphasis added).

      Significantly, if a person holds shares of stock prior to making a "control share acquisition," these previously owned shares are counted as base level shares, but they are NOT "control shares" under the Act:

      "`[C]ontrol shares' are not `all shares' owned by the acquiring person, but only the shares acquired in the `control share acquisition' . . . that, when added to the acquiring person's pre-acquisition holdings, put the person over one of the three specified thresholds of voting power."

Schulman, SUPRA, at 297-98 (ellipsis in original) (quoting Official Comments to Ind. Code ss.23-1-42-1 (West 1989)).

      The result is the same when several shareholders unite to make a control share acquisition. As explained in the Official Comments to the Indiana act, "whether the acquisition is made by one person or by two or more persons acting cooperatively or in concert, will not affect application of the Chapter." Official

Comments to Ind. Code ss.23-1-42-1 (West 1989) (Addendum at A-13).6 Thus, the shares previously-owned by the members of the group are counted as base level shares, and any new shares acquired by the group members will be "control shares" if, when added to the members' previously-owned shares, the newly-acquired shares would entitle the members to exercise voting power within one of the three ranges of voting power. The individual group members' previously-owned shares are not "control shares" under the Act. SEE ID. ("pre-acquisition holdings" are not "control shares") (A-12).

      This very issue was addressed in ATLANTIS GROUP, INC. V. ALIZAC Partners, No. 1:90-CV-937, slip op. (W.D. Mich. Dec. 5, 1991) (op. denying prelim. injs.) (Addendum at A-35). In ATLANTIS, three shareholders, each with roughly 9% of the voting power of the company (for a total of 28.09%), allegedly formed a group and then, as a group, acquired an additional 1.67% of the voting power. SEE ID. at 3 (A- 37). The court found that "[t]he statute's provisions are only triggered by an ACQUISITION of control shares," ID. at 10 (underline in original) (A-44), and it


__________
6 By statute, the Official Comments to the Indiana Business Corporation Law may be "used as a guide in [the] construction and application" of the statute. Ind. Code ss.23-1-17-5. The Supreme Court of Indiana "recognize[s] these comments as authoritative." FLEMING V. INTERNATIONAL PIZZA SUPPLY Corp., 676 N.E.2d 1051, 1054 n.5 (Ind. 1997). Because of the Michigan Act's close similarity to the Indiana statute, the Official Comments provide a "useful interpretive guide" to the Michigan Act. Schulman, SUPRA, at 295 (2003).

rejected the plaintiffs' argument that the defendant's previously-owned shares were "control shares" subject to the Act. Instead, the court held:

     Finally, the only acquisition of control shares that has occurred is the 1.67% increase in stock defendants have purchased since April of 1991. Compare Comments to Section 23-1-42-1 of the Indiana Business Corporation Law (stating that control shares are only the shares acquired in the control share acquisition). If any shares are divested under the Act, divestment would be limited to those 1.67 percent of shares . . . .

ID. at 10-11 (A-44 to A-45).

      The Supreme Court of Indiana has expressly recognized that the Indiana act, too, applies only to newly-acquired shares and does NOT require shareholder approval to vote previously-owned shares:

     The effect of the application of the statute is NOT TO DISABLE ALL SHARES OWNED BY THE ACQUIRER. Rather it prevents only the voting of the shares acquired in the control share acquisition, i.e. only the shares in the regulated transaction are prevented from voting until the remaining shareholders approve.

YOUNG  V.  GENERAL   ACCEPTANCE   CORP.,   770  N.E.2d  298,  301  (Ind.  2002)
(interpreting the Indiana act) (emphasis added).

      The effect of the Act is readily apparent. If one person who owns 18% of a company's stock acquires either an additional 3% of the stock or the power to direct the voting of an additional 3% of the stock, only that newly-acquired 3% will have no voting rights (unless voting rights are conferred by the remaining shareholders). Likewise, because the Act determines whether newly-acquired shares are "control shares" based on the voting power already held by an acquiring person acting "alone or as part of a group" (the base level), if three people who each own 6% of a company's voting stock unite as a group and individually or collectively acquire an additional 3% of the stock or the power to direct the voting of an additional 3% of the stock, only that newly-acquired 3% will have no voting rights.

           C. THE UNDISPUTED FACTS: NO MEMBER OF THE TAUBMAN FAMILY ACQUIRED OWNERSHIP OF, OR ACQUIRED THE POWER TO DIRECT THE EXERCISE OF THE VOTING POWER WITH RESPECT TO, ANY OTHER FAMILY MEMBER'S SHARES

      It is clear that there must be an "acquisition" of "control shares" to trigger the Act, and if the Act is triggered, only the "control shares" acquired in the "control share acquisition" are precluded from voting. In this case, however, the district court concluded that the Taubman family members' previously-owned shares of Company stock are "control shares," (Am. Order at 2-3, J.A. ___), even though there is no evidence whatsoever that any member of the Taubman family ever acquired ownership of, or acquired the power to direct the voting with respect to, any other family member's shares. Neither the 30.7% Shares nor the power to vote these shares has ever changed hands. The power to vote these shares resides, and has always resided, in the individual family members that own them.

      The district court described the November Schedule 13D/A as "the proverbial smoking gun." (Am. Order at 37, J.A. ___.) But, notably, the court never found that any member of the Taubman family had acquired the power to direct the voting of any other family member's shares. Indeed, the ONLY thing that the Schedule 13D/A establishes is the undisputed fact that Robert Taubman alone had acquired the right to vote three non-family members' shares through the three Voting Agreements. (SEE November Schedule 13 D/A at Item 4 (the Voting Agreements grant "the sole and absolute right to vote their shares on any and all matters that come before the shareholders of the Company to Robert S. Taubman"), J.A. ___.)

     There is nothing in the Schedule 13D/A to suggest that any Taubman family member had acquired either ownership of, or the power to direct the voting with respect to, any other family member's shares. To the contrary, the Schedule 13D/A expressly states that "[e]ach member of the Taubman Family disclaims beneficial ownership of any shares of Common Stock, Series B Preferred Stock and Units held by any other member of the Taubman Family." (ID. at Item 5, J.A. ___.) When read in conjunction with the definition of "beneficial owner" in

SEC Rule 13d (pursuant to which the Schedule 13D/A was filed),7 the meaning of this disclaimer is clear: No member of the Taubman family has any power, direct or indirect, to vote, or to direct the voting of, any other family member's shares.8

      The only other evidence in the record of who may vote or direct the voting power of the individual Taubman family members' shares is the January Schedule 13D/A, and this Schedule further refutes the notion that any member of the Taubman family can vote or direct the voting of any other family member's shares. (SEE January Schedule 13D/A at Item 4, J.A. ___.) In fact, the January
Schedule 13D/A declares unequivocally that no family member has or ever had the power to vote any other family member's shares:

     o No family member "ever acquired or possessed the authority to vote any of the other members' shares."

     o    No  family  member "acquire[d]  any  interest  in  or  power over  the


__________
7 Rule 13d-3 defines a "beneficial owner" of a security as "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares . . . [v]oting power which includes the power to vote, or to direct the voting of, such security." 17 C.F.R. 240.13d-3(a).

8 Under SEC Rule 13d-4, when an SEC Schedule is filed with such a disclaimer, the Schedule "shall not be construed as an admission that such person is . . . the beneficial owner of any securities covered by the statement." 17 C.F.R. 240.13d-4. SEE CALVARY HOLDINGS, INC. V. CHANDLER, 948 F.2d 59, 64-65 (1st Cir.
1991) (expressly  recognizing  that, under Rule 13d-4, when a person who files a
Schedule 13D "claim[s] not to be a beneficial owner," the filing will "not be construed as an admission of beneficial ownership").

          Series B Preferred shares or Common Stock owned by any other member of the Taubman Family."

(ID.,  J.A.  ___.)

      Although the district court characterized the January Schedule 13D/A as an effort to "`unring the bell,'" (Am. Order at 43, J.A. ___), there was nothing to "unring" in regard to the Taubman family members' 30.7% Shares. No member of the Taubman family ever had or acquired ownership of, or the power to direct the voting of, any other family member's shares. Accordingly, the individual Taubman family members' shares were not, and could not be, "control shares" acquired in a "control share acquisition."

          D. THE ERROR BELOW: THE DISTRICT COURT HAS MISINTERPRETED THE ACT AS A LAW OF FORFEITURE THAT STRIPS SHAREHOLDERS OF THE RIGHT TO VOTE THEIR PREVIOUSLY-OWNED SHARES WHENEVER TWO OR MORE SHAREHOLDERS UNITE TO OPPOSE A HOSTILE TAKEOVER REGARDLESS OF WHETHER THERE HAS BEEN ANY ACQUISITION OF VOTING POWER

      Despite the undisputed evidence that no one other than each individual member of the Taubman family has the power to direct the voting of his or her own individual shares, the district court held that each of the individual Taubman family members' previously-owned shares are "control shares" stripped of their vote simply by virtue of the fact that "[t]he Taubman family formed a group for the purpose of exercising voting power to block the Simon takeover." (Am. Order at 2-3, J.A. ___.) This holding appears to be based on the court's ASSUMPTION that, when shareholders unite as a group, the "group," as a separate "person," IMPLIEDLY acquires the power to direct the voting of each group member's preexisting shares. (SEE ID. at 42-43, J.A. ___.)

      In essence, the district court penalized A. Alfred Taubman, who controls 30% of the Company's voting stock, and the members of his family, for doing nothing more than announcing their collective opposition to SPG's tender offer. This, even though no other member of the Taubman family has any power to direct the voting of Mr. Taubman's shares, and even though Mr. Taubman is free to change his mind at any time and vote in favor of the SPG offer.

      Under the district court's unprecedented interpretation of the Act, a shareholder who owns 18% of a company's stock may acquire an additional 3% of the stock and still have the right to vote his existing 18%, and he will have to seek approval only to vote the newly-acquired 3%. But a group of three shareholders, who each hold 6% of the stock and who deliberate collectively and express a common intent to oppose a proposed tender offer, will, if any of them acquires an additional 3% of the stock, lose ALL of their voting rights, both in their preexisting shares (6% each) and in the newly-acquired 3%. This is not what the law intended, and this is not what it says.

           1. THE MERE PRESENCE OF A NONBINDING AGREEMENT OR UNDERSTANDING AMONG SHAREHOLDERS WITH RESPECT TO VOTING THEIR PREVIOUSLY-OWNED SHARES DOES NOT TRIGGER THE ACT; THERE MUST BE AN ACTUAL ACQUISITION BY A PERSON OF EITHER OWNERSHIP OF, OR THE POWER TO DIRECT THE VOTING WITH RESPECT TO, ANOTHER'S SHARES

      The Official Comments to the Indiana act are clear:

      In each case, the relevant inquiry is whether one or more ACQUIRING PERSONS HAVE ACQUIRED sufficient practical ability in fact "to exercise or direct the exercise of the voting power . . . ."

Official Comment to Ind. Code 23-1-42-1 (emphasis added) (quoting Indiana statute) (Addendum at A-13). Nevertheless, instead of inquiring whether one or more persons had "acquired the PRACTICAL ABILITY IN FACT to exercise or direct the exercise" of voting power, the district court appears to have ASSUMED that, whenever a group of shareholders have "an agreement or understanding," (Am. Order at 38, J.A. ___), the "group" acquires the power to direct the voting of the shares of each individual shareholder. This is simply not so.9


__________
9 The district court's assumption that "an agreement or understanding" among shareholders is sufficient to trigger the Act, even in the absence of an ACQUISITION IN FACT of the power to direct the exercise of voting power, may be an error of grammatical construction. In describing a "control share acquisition," the court determined that a "control share acquisition"
                                                                 [fn. continued]

      Contrary to the district court's assumption, the Act is not triggered any time shareholders have "an agreement or understanding to exercise voting power within one of the three ranges of voting power enumerated in the statute." (Am. Order at 38, J.A. ___.) If it were, whenever shareholders deliberating in advance of a meeting reach an understanding as to how they would vote, these shareholders would lose the right to vote their previously-owned shares, even if none of them gave any other the power to vote his shares and even though each of them could change his mind at any time.

      Examples given in the Official Comments to the Indiana act make it clear that an informal agreement or understanding is not sufficient to trigger the act. Rather, as the Official Comments explain, the act "cover[s], for example, shares owned by a subsidiary of the acquiring person, or shares that are owned by an unrelated person but AS TO WHICH THE ACQUIRING PERSON HAS CONTRACTUAL RIGHTS TO


__________
     means one of two things - either the "acquisition, directly or indirectly, by any person of ownership of . . . issued and outstanding  control  shares . . . ." or ". . . the  power  to direct the exercise of voting power with respect to, issued and outstanding control shares."

(Am. Order at 39 (ellipses in original), J.A. ___.)
Apparently, the court failed to recognize that in the statutory definition of a "control share acquisition," the introductory clause, "the acquisition, directly or indirectly, by any person of," modifies EACH of the following two clauses, "ownership of," and "the power to direct the voting power with respect to." Mich. Comp. Laws ss.450.1791(1).

DIRECT THEIR VOTING." Official Comments to Ind. Code 23-1-42-1 (emphasis added) (Addendum at A-13).

      This very point was made this past year by the Supreme Court of Indiana in YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind. 2002). The supreme court focused on the distinction between an irrevocable proxy, which gives an acquiring person the power to direct the voting of shares, and a revocable proxy, which does NOT.

      In YOUNG, the founding family shareholders, who controlled 70% of the voting power, entered into a voting agreement with an outside investor, requiring the founding family to vote for two directors designated by the outside investor, and requiring the investor to vote for one director designated by the founding family. SEE ID. at 299-300. Finding that the parties' agreement had given the outside investor the power to direct the voting of the founding family's shares and therefore was a control share acquisition, the court explained that the Indiana act applied only to irrevocable proxies and not to revocable proxies, where the owner retains the ultimate right to direct how the shares will be voted:

      Because Conseco GAVE VALUE for the right to direct the voting of these shares, the Stockholders Agreement granted a proxy "coupled with an interest" and not a revocable proxy of the kind typically solicited for shareholder meetings of public companies. Unlike a revocable proxy, this constituted an acquisition of the "power to direct the voting" for the Board and is therefore subject to the [control share acquisitions] statute.

ID. at 302 (emphasis added; citation omitted).

      The Supreme Court of Indiana therefore held that the stockholders' voting agreement was a "control share acquisition" because the "commitments to vote . . . were given for consideration and became enforceable obligations," equivalent to an irrevocable proxy. ID. The court explained that, had the shareholders merely exchanged revocable proxies, i.e., voting understandings without consideration, the control share acquisitions statute would not have been triggered, for a revocable proxy does not confer the "power to direct the exercise of voting power" since the owner of the shares "retains ultimate control over the exercise of the voting power of the shares." ID. (quoting Official Comments to Ind. Code ss.23-1-42-3).


      The law with respect to revocable and irrevocable proxies is the same in Michigan. SEE ECCLESTONE V. INDIALANTIC, INC., 29 N.W.2d 679, 682-83 (Mich.
1947). And, if anything, the Michigan Act is even more clear than the Indiana statute in excluding nonbinding alignments and understandings from its trigger and requiring an actual acquisition. Unlike the Indiana act, the
Michigan  Act   expressly   provides  that  voting  power   obtained   "without
consideration" "does not constitute a control share acquisition." Mich. Comp. Laws ss.450.1791(4)(c).

      Here, no Taubman family member has the power to direct the voting of any other family member's shares, and no Taubman family member "gave value for the right to direct the voting" of any other family member's shares. YOUNG, 770 N.E.2d at 302. Thus, any understanding among the Taubman family members as to the voting of their 30.7% Shares was not an "enforceable obligation" and "d[id] not constitute a control share acquisition." Mich. Comp. Laws ss.450.1791(4)(c).

           2.   THE  DISTRICT  COURT'S  INTERPRETATION  OF THE ACT IS
                CONTRARY   TO   THE   BASIC   MAXIMS   OF   STATUTORY
                CONSTRUCTION

        The district court's construction of the Act is contrary to the maxim that, "when a statute specifically defines a given term, that definition alone controls." TRYC V. MICHIGAN VETERANS' FACILITY, 545 N.W.2d 642, 646 (Mich.
1996). Ignoring this basic principle, the district court concluded, without any explanation, that "a group . . . is a `person' within the meaning of the Control Share Act" and thus could acquire control shares. (Am. Order at 42, J.A. ___.) This conclusion was necessary to the court's holding that the formation of a group is itself a "control share acquisition," as the Act applies only to shares acquired "by any person" that would "entitle that person" to exercise or direct voting power within specified ranges. Mich. Comp. Laws ss.ss.450.1791(1), ..1790(2).

      Michigan law is replete with statutes that define the term "person" as including a "group." SEE, E.G., Mich. Comp. Laws ss.ss.14.302(b); 205.256(k);

287.571(j);  328.215(2);   400.272(c);  442.311(h);  442.321(e);   445.2051(b);
691.1571(k).  The Business  Corporation  Act,  however,  and the Control  Share
Acquisitions chapter, in particular, is NOT one of these laws. SEE Mich. Comp. Laws ss.450.1108(2) (definition of "person"). The fact that the Legislature did not include a "group" in this definition or adopt a more expansive definition in the Control Share Acquisitions Act precludes the district court from judicially imposing its expanded definition.10

      The district court's construction of the Act is also contrary to the equally basic maxim that "every word of a statute should be read in such a way as to be given meaning, and a court should avoid a construction that would render any part of the statute surplusage or nugatory." IN RE MCI TELECOMM. COMPL., 596 N.W.2d 164, 175-76 (Mich. 1999).

      Under the Act, control shares acquired in a control share acquisition have only those voting rights granted by a resolution approved by a majority vote of the shares, "excluding all interested shares." ID. ss.450.1798(2)(b). In defining


__________
10 Under Michigan law, all words and phrases are to be "construed and understood according to the common and approved usage of the language." Mich. Comp. Laws ss.8.3a. Plainly recognizing that the word "person" does not COMMONLY include a "group," SEE, E.G., 15 U.S.C. ss.78c(a)(9), the Congress, in the Williams Act, expressly provided that a "group shall be deemed a `person'" for purposes of the reporting requirements. 15 U.S.C. ss.ss.78m(d)(3), (g)(3). The Michigan Legislature included no such provision in the Business Corporation Act, generally, or in the Control Share Acquisitions Act, in particular.

"interested shares," the Legislature used a broader definition than for "control shares," and it included all shares of "[a]n acquiring person or member of a group" as to which he may "exercise or direct the exercise of the voting power of the corporation." ID. ss.450.1792(a). Thus, "[a]n acquiring person's `interested shares' include BOTH any `control shares' acquired in the `control share acquisition' AND any shares it owned prior to the acquisition. . . ." Official Comments to Ind. Code ss.23-1-42-3 (emphasis added) (Addendum at A-18). But, if a group member's previously-owned shares themselves become (as the district court held) "control shares" upon the formation of a group, there would be no need for this broader definition of "interested shares" since the group's shares already would be "control shares" and thus automatically be excluded from voting.

          3. THE DISTRICT COURT'S MISINTERPRETATION OF THE ACT WILL PRECLUDE SHAREHOLDERS FROM RESPONDING COLLECTIVELY TO HOSTILE RAIDERS AND WILL UNDERMINE CORPORATE DEMOCRACY

      The Act is intended to enable shareholders to deliberate collectively and unite in their response to a hostile tender offer. SEE CTS CORP., 481 U.S. at 82
n.7. But the forfeiture of preexisting voting rights, such as that caused by the district court's interpretation of the Act, will effectively preclude shareholders from doing so. Under the court's interpretation, if several shareholders who collectively own more than 20% of a company's stock meet in advance of a vote and announce that they are of the same mind in opposing a hostile offer, these shareholders will be precluded from voting unless and until the remaining shareholders, who may include the hostile offeror, restore their voting rights. This, even though each of the opposing shareholders retains full and complete control of the right to vote his or her own stock. Thus, shareholders cannot collectively discuss proposed takeovers and other corporate actions and make decisions as to how they should vote without losing their right to vote as soon as they agree that they have a unity of interest in voting one way or another.

      Even worse havoc would result in companies where the board members have shareholdings that individually or cumulatively exceed the 20% range (as was the case with Taubman Centers just before A. Alfred Taubman retired from the Board in 2001). These board members would be precluded from responding to any proposed takeover because, as soon as they acted as a unified "group" with a plan to oppose, or even to favor, the takeover, each of them would lose the right to vote his or her individual shares. Rather than protecting existing shareholders, such a result would have the consequence of promoting hostile and unfriendly takeovers of Michigan corporations and would render the shareholders of these corporations powerless to collectively defend themselves.


      If the Act is left as interpreted by the district court, it will have severe consequences for shareholder democracy in non-takeover contexts, as well, because shareholders will lose the right to deliberate and vote on the most basic aspects of corporate governance. Shareholders have the right to vote collectively on a variety of corporate matters, including election of directors, amendment of the articles of incorporation, mergers and combinations, and dissolution. But if existing shareholders lose the right to vote whenever they together determine to propose or respond to any type of corporate action, they will lose all power to unite to implement or oppose corporate changes.

      The district court's interpretation of the Act would create a truly pernicious trap for shareholders. For example, if a group of 11 shareholders who each hold 2% of a company's stock collectively decide they want to nominate a director to replace an incumbent, they will lose the right to vote for their nominee because, in making the nomination, they "formed a group" with voting power in excess of the 20% range.

      The result is even more absurd in corporations, such as the Company, which permit shareholders with 25% of the shares entitled to vote to request a special meeting without petitioning the court. In that case, while the shareholders could collectively request a special meeting, by the very act of doing so, they would lose the right to vote at the meeting. This makes no sense and is contrary to the fundamental principles of shareholder (or any kind of) democracy.

          E. SPG'S ARGUMENT THAT THE ACT INCORPORATES A "DEEMER" PROVISION FROM THE REGULATIONS ADOPTED UNDER THE WILLIAMS ACT IS WRONG

      In the district court, SPG argued that the Act incorporates, SUB silentio, a "deemer" provision from SEC Rule 13d adopted under the Williams Act, 15 U.S.C. ss.ss.78m(d)-(e), 78n(d)-(f). As argued by SPG's counsel:

      [T]he linchpin of the 13D argument is what I have called the Deemer provision. It is a provision set forth and it's on Appendix page 1418 in the 13D Regulations and it says essentially when a group is formed, the group and all its members are deemed to have acquired the shares of all other members.

(Tr. Mar. 21, 2003, at 105, J.A. ___.) Essentially, under SPG's "deemer" argument, shareholders would forfeit the right to vote their preexisting shares whenever the Williams Act provides that they have formed a "group."

      SPG's argument is specious. The Williams Act and the Control Share Acquisitions Act are different statutory schemes with very different purposes. The Williams Act is a disclosure statute. SEE CTS CORP., 481 U.S. at 79. In adopting the Williams Act, "Congress sought to ensure that shareholders
`confronted by a cash tender offer for their stock [would] not be required to respond without adequate information.'" UNITED STATES V. O'HAGAN, 521 U.S. 642, 667 (1997) (citation omitted). Under the SEC regulations to the Williams Act, whenever two or more persons form a group for the purpose of "acquiring, holding, voting or disposing of" shares, the group is expressly "deemed to have acquired beneficial ownership, for purposes of Sections 13(d) and 13(g) of the [Securities Exchange] Act . . . of all equity securities of that issuer beneficially owned by any such persons." 17 C.F.R. 240.13d-5(b)(1). Under the regulations, a "group" is defined broadly as being formed by "any" non-contractually binding "understanding" or "other arrangement," "emphasiz[ing] the notion that concerted action need not be formalized or express." SEE SEC V. SAVOY INDUS., INC., 587 F.2d 1149, 1163 (D.C. Cir. 1978). Beneficial owners, in turn, must report certain transactions to ensure that the public has knowledge of changes in either voting or investment power. SEE 15 U.S.C. ss.ss.78m(d),(e), 78n(d)-(f).

      Unlike SEC Rule 13d-5, which contains express language mandating that a group is "deemed to have acquired" the beneficial ownership of the group members' registered securities, the Control Share Acquisitions Act contains no such language, and it does not incorporate Rule 13d-5's "deemer" language, either expressly or by implication. SPG, however, argues that the Michigan Act does incorporate Rule 13d-5's "deemer" language. SPG's argument is based on a single reference to the 13d-5 regulation in a comment to the Indiana law that notes a similarity between the aggregation rule for determining whether shares acquired are "control shares" and the "group" approach in the securities regulation:

     Similarly, the acquisition of control shares may be "directly or indirectly, alone or as part of a group" - meaning that the legal form of the acquisition, or whether the acquisition is made by one person or by two or more persons acting cooperatively or in concert, will not affect application of the Chapter. This is SIMILAR to the "group" approach adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. See Reg. 13d-5, 17 C.R.R. [sic] ss.240.13d-5.

Official Comments to Ind. Codess.23-1-42-1 (emphasis added) (Addendum at A-13).


      Contrary to SPG's creative extrapolation, this comment simply explains that the Act applies equally to a person who alone acquires "control shares," and to a person who is part of a group and acquires "control shares." It remains a prerequisite that the person actually acquire the shares or the power to vote them. If he does, the newly-acquired shares or voting power that causes the person, "alone or as part of [the] group," to exceed one of the Act's three ranges of voting power will be "control shares."

      Indiana's Official Comments make clear that PREVIOUSLY-OWNED shares are not control shares. SEE Official Comment to Section 23-1-42-1 ("Control shares" are not "all shares" owned by the acquiring person, but only the shares acquired in the "control share acquisition") (Addendum at A-12). The Official Comments also make it clear that this principle is the same REGARDLESS of whether an acquiring person is acting alone or as part of a group: "[W]hether the acquisition is made by one person or by two persons acting cooperatively or in concert, will not affect the application of the Chapter." ID. (A-13).

      If the Indiana Legislature intended to treat persons acting as a group differently than individual shareholders, it certainly could have incorporated the "deemer" rule from SEC Rule 13d-5 into the Indiana law to make the group members' previously-owned shares subject to a forfeiture of voting rights. But neither the Indiana law nor the Indiana comments do any such thing.

      Likewise, it would have been simple for the Michigan Legislature to include the phrase, "deemed to have been acquired," in the definition of a "control share acquisition" had it intended to incorporate into the Act the concept of a "deemed" acquisition. In fact, the Legislature did utilize a "deemed acquisition" concept in the very next subsection of the Act: To ensure that multiple acquisitions occurring within a 90-day period or made pursuant to a plan to acquire control shares do not escape the definition of a "control share acquisition," the Legislature specifically provided that shares acquired in these circumstances are "CONSIDERED TO HAVE BEEN ACQUIRED in the same transaction." Mich. Comp. Laws ss.450.1791(2) (emphasis added).

      Plainly, the Legislature knew how to use "deemer" language when it so intended. But there is no "group/deemer" language in the Act's definition of a "control share acquisition," and there is no basis for the Court to graft into the Act a Federal law "deemer" concept that the Legislature itself did not include.

           F. EVEN IF THE FORMATION OF A GROUP COULD, IN AND OF ITSELF, BE A CONTROL SHARE ACQUISITION, THE TAUBMAN FAMILY AS A "GROUP" RECEIVED THEIR SERIES B STOCK FROM THE COMPANY IN A TRANSACTION THAT IS NOT WITHIN THE ACT

      Even assuming, ARGUENDO, that the formation of a group could, in and of itself, be a "control share acquisition," the Taubman family, as a "group," received their Series B Stock directly from the Company in 1998, and this acquisition was not within the Act. SEE YOUNG, 770 N.E.2d at 301 ("[o]riginally issued shares . . . by definition, are not subject to the control share statute"). Thus, even though the 1998 stock issuance gave A. Alfred Taubman 30% of the voting power of the Company, as the district court has previously held, "the issuance of Series B stock to the Taubman family in 1998 was not a `control share acquisition' within the meaning of the Control Share Act." (Am. Order at 36, J.A. ___.)

      In SPG's own complaint, SPG itself recognizes that the Taubman family AS A GROUP acquired its shares in 1998. (SEE, E.G., R.41, SPG 2d Am. Compl. P. 43
(issuance in 1998 of "Series B Preferred Stock purported to give the Taubman family virtual veto power over major transactions concerning the Company and, in particular, unsolicited takeover attempts"), J.A. ___; P. 44 ("Series B Preferred Stock purported to increase the Taubman family's voting power in the Company from less that 1% to 30%"), J.A. ___; P. 48 ("acquisition of the Series B Preferred Stock by the Taubman family [in 1998] . . . was a `control share acquisition'"),

J.A. ___.) Indeed, the members of the Taubman family have characterized themselves as a "group" since Taubman Centers was formed in 1992. (SEE, E.G., 1992 Prospectus at 2 (defining the "Taubman Group" as including A. Alfred Taubman, certain members of his family, and certain key executives), J.A. ___; Articles, art. VI (excluding A. Alfred Taubman "or any member of his Immediate Family" from the definition of an "Independent Director"), J.A. ___.)

      Thus, even if the formation of a group could, in and of itself, be a control share acquisition, the Taubman family as a "group" acquired their Series B Stock in 1998 in a transaction exempt from the Act, and, since that time, there has been no change of control with respect to any of these shares.
Accordingly, even if the district court's interpretation of the Act were correct, the members of the Taubman family cannot be enjoined under the Act from voting their previously-owned, original-issue 30.7% Shares.

                                      III.

           THE DISTRICT COURT IMPROPERLY ENJOINED THE NONPARTY SHAREHOLDER-SIGNATORIES OF THE VOTING AGREEMENTS FROM
           VOTING  THEIR  SHARES  AFTER THE  VOTING  AGREEMENTS  WERE
           TERMINATED

      There is no basis to enjoin the nonparty owners of Company stock previously covered by the Voting Agreements from voting their own 2.9% Shares after the Voting Agreements were terminated. "Since the definition of 'control shares' is tied to whether such shares would . . . put an acquiring person over one of the three statutory thresholds of voting power, SUCH SHARES WILL CEASE TO BE `CONTROL SHARES' IN THE HANDS OF A SUBSEQUENT OWNER who thereafter obtains them from the  acquiring  person . . . ." Official  Comments to Ind.  Code  23-1-42-1
(emphasis added) (Addendum at A-12).

     Thus, as explained in MICHIGAN CORPORATION LAW & PRACTICE, when an existing shareholder regains the right to vote his own shares, the Act is not implicated:

     This leaves open whether the owner of the shares regains his voting rights after an irrevocable proxy terminates. There seems to be no reason in the policy or under the definition of control share acquisition to deprive the owner of his voting rights in shares that he continuously owned.

Schulman, SUPRA, at 302.1 n.84a. In this case, the undisputed evidence shows that the Voting Agreements have been terminated, and the shareholder-signatories to these agreements are free to vote as they wish the stock that they have continuously owned. (SEE January Schedule 13D/A at Item 4, J.A. ___.)

      Aside from having no textual or policy basis under the Act, the district court improperly enjoined the nonparty shareholders from voting their 2.9% Shares because it had not gained personal jurisdiction over them and they were not afforded notice and an opportunity to be heard before the preliminary injunction was issued. Persons who are not before the court are not subject to the court's injunctive power. SEE ZENITH RADIO CORP. V. HAZELTINE RESEARCH, INC., 395 U.S.

100, 110 (1969) (finding injunction improper against a nonparty due to lack of personal jurisdiction); ALEMITE MFG. CORP. V. STAFF, 42 F.2d 832, 833 (2d Cir.
1930) (court may not enjoin nonparties).

     If SPG wished to enjoin the owners of the 2.9% Shares from voting, it should have named and served them as party defendants. SEE KLAUS V. HI-SHEAR CORP., 528 F.2d 225, 234-35 (9th Cir. 1975) (vacating an injunction that precluded two shareholders from voting, where one of the shareholders was not named as a party, and neither was given notice of the injunction hearing). SEE ALSO Fed. R. Civ. P. 65(a)(1) ("No preliminary injunction shall be issued without notice to the adverse party."); GRANNY GOOSE FOODS, INC. V. TEAMSTERS LOCAL NO. 70, 415 U.S. 423, 433 n.7 (1974) ("The notice required by Rule 65(a) before a preliminary injunction can issue implies a hearing in which the defendant is given a fair opportunity to oppose the application and to prepare for such opposition.").

      The preliminary injunction preventing the nonparty owners of the 2.9% Shares from voting as they see fit the stock that they have continuously owned deprives these nonparties of the due process of law. The injunction should therefore be dissolved.

                                       IV.

           SPG HAS NO STANDING TO BRING AN ACTION FOR AN ALLEGED VIOLATION OF THE CONTROL SHARE ACQUISITIONS ACT BECAUSE A HOSTILE TENDER OFFEROR IS NOT IN THE CLASS OF PERSONS PROTECTED BY THE ACT

      The district court's injunction must be dissolved for the additional reason that, as a hostile bidder, SPG has no standing to sue under the statute. The Act does not purport to confer standing on, or provide a cause of action for, tender offerors. To the contrary, control share acquisition statutes are aimed at restraining, not empowering, those in SPG's position. This district court's decision is the first reported case allowing a hostile acquirer to use such a statute to facilitate its hostile acquisition.

      Under Michigan law, "when [a] statute . . . [was] not intended to benefit or protect the plaintiffs, i.e., for their especial benefit, they lack standing to sue." DETROIT FIRE FIGHTERS ASS'N V. CITY OF DETROIT, 537 N.W.2d 436, 443 (Mich. 1995) (Riley, J., concurring). SEE ALSO CITIZENS FOR PRETRIAL JUSTICE V. GOLDFARB, 327 N.W.2d 910, 916 (Mich. 1982) ("a plaintiff must belong to the class for whose protection the law was passed and suffer an injury the statute was designed to prevent"). This is also the law of this Circuit. SEE COAL OPERATORS & ASSOCS., INC. V. BABBITT, 291 F.3d 912, 916 (6th Cir. 2002) (to have standing, "in statutory cases, the plaintiff's claim must fall within the 'zone of interests' regulated by the statute in question").

      The general purpose of control share statutes is to "protect businesses from certain abusive and manipulative practices of corporate raiders." AMP INC.
V. ALLIED SIGNAL CORP., 168 F.3d 649, 651 (3d Cir. 1999) (emphasis added). As the district court itself recognized, the Control Share Acquisitions Act is an anti-takeover law. (SEE Am. Order at 38, J.A. ___.) The history of the Michigan Act indicates that the Legislature was concerned about "a takeover's effect on shareholders and local economic stability" and believed that the Act would provide "a mechanism that public corporations could use against takeover attempts." (R.57, Ex. 64 (House Legislative Anal. Section, H.B. 4907 & 4936 (Mar. 18, 1988)) at 1, J.A. ___; SEE ALSO R.57, Ex. 65 (Senate Fiscal Agency Bill Anal., H.B. 4907 (S-1) & 4936 (S-1) (Feb. 18, 1988)) at 1, J.A. ___.)

      As a hostile tender offeror, SPG is plainly not in the class of persons for whose benefit the Act was adopted. It would turn the law on its head if SPG, the hostile bidder, could use the Act to strip shareholders of the right to vote because they have collectively decided to oppose the offer. Accordingly, SPG lacks standing to sue under the Act.

                                        V.

           THE DISTRICT COURT IMPROPERLY ENJOINED THE COMPANY FROM ENFORCING A BYLAW INTENDED TO PROVIDE A REASONABLE PROCESS FOR SCHEDULING SPECIAL MEETINGS OF SHAREHOLDERS; THE AMENDMENT WAS NOT EVEN A SUBJECT OF SPG'S MOTION FOR A PRELIMINARY INJUNCTION

      The injunction against the enforcement of the Company's bylaw amendment was wrongfully granted for two reasons. First, SPG never moved for injunctive relief with respect to the bylaw amendment. The mere fact that SPG prays for relief on this issue, along with a variety of other issues, in its COMPLAINT is not adequate to make this relief, SUB SILENTIO, the subject of its MOTION for a preliminary injunction.

     Under Rule 7(b)(1), a motion "shall state with particularity the grounds therefor, and shall set forth the relief or order sought." Fed. R. Civ. P. 7(b)(1). SPG's motion for a preliminary injunction did not seek any relief in regard to the bylaw amendment. (SEE SPG's Mot. at 2, J.A. ___; SPG Mem. at 25, J.A. ___; SPG Reply Mem. at 15, J.A. ___.) Similarly, under the applicable local rule, a brief supporting a motion "must, at the beginning, contain a concise statement of the issues presented." E.D. Mich. LR 7.1(c)(2). Yet, here, SPG did not include in the "Statement of the Issues Presented" in its two supporting memoranda of law any mention whatsoever of the bylaw amendment. (SEE SPG. Mem. at viii, J.A. ___; SPG Reply Mem. at x-xi, J.A. ___.) SPG therefore was not entitled to the injunctive relief granted. SEE HERITAGE BANK V. REDCOM LAB., INC., 250 F.3d 319, 328 (5th Cir. 2001) ("An injunction, however, cannot issue outside the parameters of the request."); SNELLMAN V. RICOH CO., 836 F.2d 528, 532 (Fed. Cir. 1987) (Rule 7(b)(1) requires party to specify relief sought).

      Second, the district court should have respected the business judgment of the Board. In MENTOR GRAPHICS CORP. V. QUICKTURN DESIGN SYSTEMS INC., 728 A.2d 25 (Del. Ch.), AFF'D ON OTHER GROUNDS, QUICKTURN DESIGN SYSTEMS INC. V. SHAPIRO, 721 A.2d 1281, 1288 (Del. 1998), the Chancery Court of Delaware rejected a challenge to a bylaw amendment passed in the midst of a takeover contest very similar to the bylaw amendment adopted by the Board in this case. In adopting the amendment, the Quickturn board was responding to a concern that the bylaw was incomplete because it "permitted stockholders having the requisite number of voting shares to call a special stockholders meeting `at any time,' yet failed to specify who would determine the time, place, and record date for the meeting." ID. at 40. This "lacuna" would have allowed a hostile bidder "to call a special meeting on minimal notice, and thereby force Quickturn's shareholders to decide which director slate should be elected without adequate time to become properly informed." ID. In response, the Quickturn board adopted a bylaw amendment providing that the BOARD would determine the time and place of a requested meeting and mandating a

90 to 100-day period of delay for holding a meeting after the validity of the request was determined. SEE ID. at 38-39.

     Addressing the standard of review, the court explained:

          In   deciding  whether  the  By-Law   Amendment  falls  within
     a range of reasonable responses, the guiding principle is reasonableness, not perfection. So long as a reviewing Court finds that the defensive measure (assuming it is neither coercive nor preclusive) was objectively reasonable when adopted, the measure must be upheld even if hindsight later reveals other choices that arguably were better or wiser. Although a determination of this kind is fact specific and not constrained by any prescribed formula, among the factors the Court must consider is whether the challenged defensive response "is a statutorily authorized form of business decision that a board of directors may routinely make in a non-takeover context," and whether the response "was limited and corresponded in degree or magnitude to the degree or magnitude of the threat."

ID. at 40 (footnotes and citations omitted).

     The court found that the bylaw amendment represented "a reasoned, good faith effort by the board to select a delay period that will remedy the information problem without improperly deterring a dissenting shareholder from exercising its right to wage a proxy contest." ID. at 41. The court further found that "advance notice by-laws mandating a 90-day minimum period of advance notice, are commonplace." ID. at 42. Therefore, the court upheld the bylaw amendment. ID. at 43.

      These very reasons approved by the Chancery Court of Delaware were the reasons that the Board in the present case relied on in adopting the challenged bylaw amendment. The prior bylaw gave shareholders owning 25% of the voting power the ability to call a special meeting, but the bylaw did not specify who would determine the time, place, and record date for the meeting. Faced with this lack of specificity, the Board received and acted on the advice of counsel that (i) the amendment would not substantively interfere with the right of the shareholders to call a special meeting, (ii) the amendment would create an orderly process for holding shareholder meetings, (iii) the amendment would be consistent with, but more clear and less subject to dispute than, other provisions already in the Company's bylaws and in Michigan law, and (iv) the process to be adopted is common among publicly held companies. (SEE R. 90, Ex. A (Mem. to Bd. from counsel dated Dec. 18, 2002), at 2-3, J.A. ___; ID. Ex. B (Mins. of Meeting of Bd. Dec. 20, 2002) at 2-3, J.A. ___.)

      As in MENTOR GRAPHICS, the bylaw amendment adopted by the Board was a reasoned, good faith effort to remedy the gap in the Company's bylaws without deterring the right of shareholders to call a special meeting. The amendment simply ensures that the Board and the shareholder body will have adequate time to disseminate and consider information and proxy material in advance of a special meeting. This is certainly a proper exercise of the Board's business judgment, and the district court's injunction against enforcement of the bylaw amendment should be dissolved.

                                       VI.

           THE  DISTRICT   COURT  ERRED  IN  GRANTING  A  PRELIMINARY
           INJUNCTION BECAUSE THE BALANCE OF EQUITIES WEIGHS IN FAVOR OF DEFENDANTS, NOT SPG

      "`[T]he purpose of a preliminary injunction is merely to preserve the relative positions of the parties until a trial on the merits can be held.'" MICHIGAN BELL TEL. CO. V. ENGLER, 257 F.3d 587, 592 (6th Cir. 2001) (citation omitted). Yet, rather than preserving the status quo, the preliminary injunction granted by the district court irrevocably alters the status quo and will
irreparably  harm   Defendants.   In  fact,  the  district  court,  in  granting
Defendants' motion to suspend the injunction pending appeal, expressly recognized that the balance of harms weighs in favor of Defendants, not SPG:

      Defendants  have  adequately  demonstrated   that  they  will  suffer
      irreparable  harm  which   outweighs  any  potential  harm  to  Simon
      if a stay is not granted.

           . . . Without a stay and presuming that Simon is successful in calling and in the outcome of a special meeting to amend the TCI Articles of Incorporation, the parties agree that Simon would be free to move forward with its takeover bid. It could then effectuate a merger within a short period of time after the Articles are amended in its favor. This would result in a change of ownership through the purchase of shares from numerous shareholders who are not parties to this action. . . . Clearly the status quo would be irreversibly altered if the tender could not be undone.

           . . . Most obviously, Defendants could be forced to put TCI up for sale by soliciting other bidders or holding an auction. Simon says that it is entitled to force Defendants' hand at this time and in this manner; otherwise it will lose the benefit of its victory.



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           Simon's  argument ignores  the  fact  that  the  Court's  ruling is preliminary, not final, and is intended only to preserve Simon's rights until a final decision on the merits. . . . For these reasons, the Court finds that the balance of harms weighs in favor of Defendants.

(R.101, Stay Order at 7-8, J.A. ___.)

      In staying the preliminary injunction, the district court correctly recognized that the radical relief it had granted SPG - disenfranchisement of 33.6% of the voting power of a major Michigan corporation on a truncated paper record - would likely result in the sale of the Company and should not be imposed until the final outcome of this case. This same reasoning should have prevailed in the first instance and counseled against granting a preliminary injunction before a trial on the merits.

                                   CONCLUSION

      The Control Share Acquisitions Act is triggered only when an acquiring person ACQUIRES the actual power in fact to direct the voting of another's shares. Such an acquisition did not occur in this case. In addition, the adoption of the bylaw amendment was a proper exercise of the Board's business judgment.

      Defendants respectfully ask the Court to reverse the Amended Order and dissolve the preliminary injunction granted by the district court because (i) the district court's construction of the Act is wrong as a matter of law, (ii) the district court never gained personal jurisdiction over the nonparty signatories to the voting




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agreements,  (iii) SPG never moved for injunctive  relief in regard to the bylaw amendment, and the amendment was a proper exercise of the Board's business judgment, and (iv) the balance of harms weighs in favor of Defendants, not SPG.


                             Respectfully submitted,


                              By: /s/ Joseph Aviv
                                 -----------------------------------------
                                  Joseph Aviv (P 30014)
                                  Bruce L. Segal (P 36703)
                                  Matthew F. Leitman (P 48999)
                                  Miro Weiner & Kramer
                                  Suite 100
                                  38500 Woodward Avenue
                                  Bloomfield Hills, Michigan 48303-0908
                                  Telephone: (248) 258-1207
                                  Facsimile: (248) 646-4021


                                  I.W. Winsten (P 30528)
OF COUNSEL                        Raymond W. Henney (P 35860)
                                  Honigman  Miller Schwartz and Cohn, LLP
Wachtell, Lipton, Rosen & Katz    2290 First National Building
51 West 52nd Street               Detroit, Michigan 48226-3583
New York, New York 10019          Telephone: (313) 465-7000


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